EisnerAmper LLP
2015 Lincoln Highway
P.O. Box 988
Edison, NJ 08818
T 732.287.1000
F 732.287.3200

www.eisneramper.com

April 22, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentleman:

We were previously principal accountants for MGT Capital Investments, Inc. and, under the date of March 29, 2013, we reported on the financial statements of MGT Capital Investments, Inc. as of and for the years ended December 31, 2012 and 2011. On April 18, 2013, we were dismissed. We have read MGT Capital Investments, Inc.'s statements included under Item 4.01 of its Form 8-K to be filed on or about April 22, 2013 and we agree with such statements.

Very truly yours,

EisnerAmper LLP

EisnerAmper LLP